================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Acorn Products, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                              ACORN PRODUCTS, INC.










                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                DECEMBER 9, 1997

                                       AND

                                 PROXY STATEMENT





================================================================================


                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                              ACORN PRODUCTS, INC.
                                500 Dublin Avenue
                              Columbus, Ohio 43215


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                November 6, 1997
To Our Stockholders:

         The Annual Meeting of Stockholders of Acorn Products, Inc. will be held at the Hyatt Regency, 350 North High Street, Columbus, Ohio, on Tuesday, December 9, 1997, at 8:30 a.m., local time, for the following purposes:

         (1) To elect six (6) Directors of the Company, each to serve for one-year terms expiring at the 1998 Annual Meeting of Stockholders;

         (2) To ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for fiscal 1998; and

         (3) To transact any other business which may properly come before the meeting or any adjournment thereof.

         You will be most welcome at the meeting, and we hope you can attend. Directors and officers of the Company and representatives of its independent certified public accountants will be present to answer your questions and to discuss its business.

         We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person and your proxy will not be used.

                                      By Order of the Board of Directors,

                                      J. Mitchell Dolloff
                                      Secretary

       -----------------------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
       -----------------------------------------------------------------

                              ACORN PRODUCTS, INC.
                                500 Dublin Avenue
                              Columbus, Ohio 43215
                          -----------------------------

                                 PROXY STATEMENT
                          -----------------------------


                         ANNUAL MEETING OF STOCKHOLDERS

                          -----------------------------

         This Proxy Statement is furnished to the stockholders of Acorn Products, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held on December 9, 1997, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed proxy will be first sent or given to the Company's stockholders on approximately November 6, 1997.

         The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone or personal interview.

         The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Company prior to the meeting. If no directions are made to the contrary, the proxy will be voted FOR the nominees for director named herein and FOR the ratification of Ernst & Young LLP as independent certified public accountants for the current fiscal year. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Company prior to the meeting. Stockholders who attend the meeting may vote in person and their proxies will not be used.

         Holders of record of Common Stock of the Company at the close of business on October 20, 1997 will be entitled to vote at the Annual Meeting. At that time, the Company had 6,464,105 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which include the election of directors.

         The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Proxies that are marked "Withhold Authority" and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus will have no effect. Each other matter to be submitted to the stockholders for approval or ratification at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock present and entitled to vote on the matter. For purposes of determining the number of shares of Common Stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.

ELECTION OF DIRECTORS

         The Company's Amended and Restated Bylaws provide that the number of directors shall be fixed by the Board. The total number of authorized directors currently is fixed at six. The Board of Directors proposes the election of six
(6) incumbent Directors at the 1997 Annual Meeting of Stockholders to continue service as Directors. The nominees for Directors, if elected, will serve for one-year terms expiring at the 1998 Annual Meeting of Stockholders.

         Conor D. Reilly, Gabe Mihaly, William W. Abbott, Matthew S. Barrett, Stephen A. Kaplan and John I. Leahy are currently Directors of the Company and are being nominated by the Board of Directors for re-election as Directors.

         It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Reilly, Mihaly, Abbott, Barrett, Kaplan, and Leahy as Directors. In the event that any nominee for director should become unavailable, the number of directors of the Company may be decreased pursuant to the By-Laws or the Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for such substitute nominee.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

         The following table sets forth for each nominee for director of the Company, such person's name, age, and his position with the Company:


         Name                   Age                        Position
         ----                   ---                        --------

Conor D. Reilly                  45         Chairman of the Board and Director of the Company
Gabe Mihaly                      50         President, Chief Executive Officer, and Director of the Company
William W. Abbott                66         Director of the Company
Matthew S. Barrett               38         Director of the Company
Stephen A. Kaplan                39         Director of the Company
John I. Leahy                    67         Director of the Company

         Conor D. Reilly became Chairman and a director of the Company and UnionTools in August 1996. Mr. Reilly has been a partner at Gibson, Dunn & Crutcher LLP since January 1988. Mr. Reilly served as Vice Chairman of Memorex-Telex N.V. in 1992 and 1993 and has been a director of John Deere Insurance Group, Inc. since August 1992.

         Gabe Mihaly became President and Chief Executive Officer of the Company's operating subsidiary, UnionTools, Inc. ("UnionTools"), in May 1991 and President, Chief Executive Officer and a director of the Company in August 1996. From October 1986 to May 1991, Mr. Mihaly was a partner at Ernst & Young LLP, where he provided consulting services to senior executives in the areas of strategy, cost and operations management, performance and competitive analysis and turnaround management.

         William W. Abbott became a director of the Company in January 1997. Mr. Abbott currently is self-employed as a business consultant. From August 1989 to January 1995, Mr. Abbott served as Senior Advisor to the United Nations Development Programme. In 1989, Mr. Abbott retired from 35 years of service at Proctor & Gamble as a Senior Vice President in charge of worldwide sales and other operations. From April 1982 to April 1994, Mr. Abbot served as a member of the Board of Directors of Armstrong World Industries. He currently serves as a member of the Boards of Directors of Horace Mann Educators Corporation and Fifth Third Bank of Naples, Florida, a member of the Advisory Board of Deloitte & Touche LLP, a member of the Advisory Board of Manco, a member of the Board of Overseers of the Duke Cancer Center and an Executive in Residence of Appalachian State University.

         Matthew S. Barrett became a director of the Company in December 1993. Mr. Barrett is a managing director of Oaktree Capital Management, LLC ("Oaktree"). Prior to joining Oaktree, from 1991 to April 1995, Mr. Barrett was Senior Vice President of TCW Asset Management Company.

         Stephen A. Kaplan became a director of the Company in December 1993. Mr. Kaplan is a principal of Oaktree, where he runs the Principal Activities Group. Prior to joining Oaktree, from November 1993 to April 1995, Mr. Kaplan was a managing director of Trust Company of the West and was portfolio manager of The Principal Fund. From January 1991 to October 1993, Mr. Kaplan was a partner at Gibson, Dunn & Crutcher LLP. Mr. Kaplan currently serves as a member of the Boards of Directors of Chief Auto Parts, Inc., Stratagene Holding Corporation, Decorative Home Accents, Inc. and KinderCare Learning Centers, Inc.

         John I. Leahy became a director of the Company in August 1994. Mr. Leahy has been the President of Management & Marketing Associates, a management consulting firm owned by Mr. Leahy, since 1987. In 1987, Mr. Leahy retired after 34 years of service at the Black & Decker Corporation, where he was President and Group Executive, Western Hemisphere. Mr. Leahy currently serves as a director of Allied Capital Corporation II, Motorvac Technologies, Inc. and several privately held companies. Mr. Leahy is a Trustee of Loyola College of Maryland and St. Mary's University.

INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

MEETINGS, COMMITTEES, AND COMPENSATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company had a total of five meetings during the fiscal year ended August 1, 1997 ("Fiscal 1997"). During Fiscal 1997, each of the directors attended 75% or more of the total number of meetings of
(i) the Board and (ii) the committees of the Board on which such director served. Directors who are employees of the Company receive no compensation for serving as directors. Non-employee directors currently receive annual compensation of $30,000, plus reimbursement of reasonable out-of-pocket expenses. Non-employee directors can elect to have all of such annual compensation paid in shares of Common Stock pursuant to the Company's Deferred Equity Compensation Plan for Directors (the "Director Stock Plan") or one-half paid in cash and one-half paid in shares of Common Stock pursuant to the Director Stock Plan. Beginning January 1, 1998, non-employee directors will receive the following annual compensation: (i) $20,000 paid, at the director's election, either in shares of Common Stock pursuant to the Director Stock Plan or one-half in cash and one-half in shares of Common Stock pursuant to the Director Stock Plan; (ii) stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant, a Black-Scholes valuation of $25,000 and a ten year term; and (iii) reimbursement of reasonable out-of-pocket expenses.

         In March 1997, the Company created a Management Development and Compensation Committee (the "Compensation Committee") and an Audit Committee (the "Audit Committee"). The Compensation Committee has the authority to (i) administer the Company's 1997 Stock Incentive Plan, including the selection of optionees and the timing of option grants, and (ii) review and monitor key employee compensation policies and administer the Company's management compensation plans. The Audit Committee recommends the annual appointment of the Company's independent public accountants with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. Messrs. Abbott (Chairman), Kaplan and Reilly were appointed to the Compensation Committee and Messrs. Leahy (Chairman) and Barrett were appointed to the Audit Committee.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information regarding beneficial ownership of the Company's Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, each director, each of the Company's executive officers, and the directors and executive officers of the Company as a group as of October 20, 1997:


                                                                                  SHARES BENEFICIALLY OWNED (1)(2)
                                                                            --------------------------------------------
                             STOCKHOLDER                                              NUMBER                PERCENT
----------------------------------------------------------------------      ---------------------      -----------------
The TCW Group, Inc.(3)................................................              3,162,049                48.9%
Oaktree Capital Management, LLC(4)....................................                947,500                14.7
OCM Principal Opportunities Fund, L.P.................................                947,500                14.7
Gabe Mihaly(5)........................................................                 81,630                 1.3
J. Mitchell Dolloff(6)................................................                  8,125                  *
James B. Farland(7)...................................................                 11,850                  *
Thomas A. Hyrb(8).....................................................                 10,150                  *
Stephen M. Kasprisin(9)...............................................                 13,650                  *
Conor D. Reilly(10)...................................................                 26,100                  *
William W. Abbott(11).................................................                  3,400                  *
Matthew S. Barrett(12)................................................                947,500                14.7
Stephen A. Kaplan(13).................................................                947,500                14.7
John I. Leahy(14).....................................................                 14,460                  *
All directors and executive officers as a group (10 persons) (15).....              1,116,865                17.0%

----------------------

* Represents beneficial ownership of less than 1% of the Company's outstanding Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2) The address of the TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017. The address of Oaktree, the OCM Principal Opportunities Fund, L.P. (the "Oaktree Fund"), Mr. Barrett and Mr. Kaplan is 550 South Hope Street, 22nd Floor, Los Angeles, California 90071. The address for Messrs. Mihaly, Dolloff, Farland, Hyrb, Kasprisin and Reilly is c/o Acorn Products, Inc., 500 Dublin Avenue, Columbus, Ohio 43215. The address of Mr. Abbott is 6923 Greentree Drive, Naples, Florida 33963. The address of Mr. Leahy is c/o Management & Marketing Associates, 30 East Padonia Road, Timonium, Maryland 21093.

(3) The TCW Group, Inc. is the parent corporation of TCW Asset Management Company ("TAMCO"). TAMCO is the managing general partner of TCW Special Credits, a general partnership among TAMCO and certain individual general partners (the "Individual Partners"). TCW Special Credits is (i) the general partner of four limited partnerships that hold shares of Common Stock (the "TCW Limited Partnerships") and (ii) the

        investment advisor for three third party accounts that hold shares of Common Stock (the "TCW Accounts"). The TCW Limited Partnerships and the TCW Accounts in the aggregate hold 2,148,576 shares of Common Stock. The TCW Group, Inc. also is the parent corporation of Trust Company of the West, which is the trustee of four trusts that hold shares of Common Stock (the "TCW Trusts"). The TCW Trusts in the aggregate hold 1,013,473 shares of Common Stock. The following TCW Limited Partnerships and TCW Trusts individually beneficially own more than 5% of the outstanding shares of Common Stock: TCW Special Credits Fund III (660,036 shares or 10.2%); TCW Special Credits Fund IIIb (625,988 shares or 9.7%); and TCW Special Credits Trust IIIb (447,124 shares or 6.9%). Certain of the Individual Partners also are principals of Oaktree. The Individual Partners, in their capacity as general partners of TCW Special Credits, have been designated to manage the TCW Limited Partnerships, the TCW Accounts and the TCW Trusts. Although Oaktree provides consulting, research and other investment management support to the Individual Partners, Oaktree does not have voting or dispositive power with respect to the TCW Limited Partnerships, the TCW Accounts or the TCW Trusts.

(4)     All of such shares of Common Stock are owned by the Oaktree Fund.

(5) Includes 17,925 shares of Common Stock which are owned jointly by Mr. Mihaly and his spouse. Also includes 26,109 shares of Common Stock issuable pursuant to currently exercisable options. Does not include 60,975 shares of Common Stock issuable pursuant to unvested options.

(6) Reflects shares of Common Stock issuable pursuant to currently exercisable options. Does not include 24,375 shares of Common Stock issuable pursuant to unvested options.

(7) Includes 10,150 shares of Common Stock issuable pursuant to currently exercisable options. Does not include 30,450 shares of Common Stock issuable pursuant to unvested options.

(8) Reflects shares of Common Stock issuable pursuant to currently exercisable options. Does not include 30,450 shares of Common Stock issuable pursuant to unvested options.

(9) Includes 3,500 shares of Common Stock which are owned jointly by Mr. Kasprisin and his spouse. Also includes 10,150 shares of Common Stock issuable pursuant to currently exercisable options. Does not include 30,450 shares of Common Stock issuable pursuant to unvested options.

(10) Includes 1,000 shares of Common Stock held by Mr. Reilly's minor daughter. Mr. Reilly, as custodian, holds voting and dispositive power over such shares. Also includes 8,125 shares of Common Stock issuable pursuant to currently exercisable options. Does not include 24,375 shares of Common Stock issuable pursuant to unvested options and 996 shares of Common Stock issuable pursuant to the Director Stock Plan.

(11) Includes 1,000 shares of Common Stock held by Mr. Abbott's spouse. Mr. Abbott disclaims beneficial ownership of such shares. Does not include 996 shares of Common Stock issuable pursuant to the Director Stock Plan.

(12) Reflects shares of Common Stock owned by the Oaktree Fund and also shown as beneficially owned by Oaktree. To the extent that Mr. Barrett, as a managing director of Oaktree, participates in the process to vote or dispose of any such shares, he may be deemed under such circumstances for the purpose of Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock. Mr. Barrett disclaims beneficial ownership of such shares of Common Stock. Does not include 996 shares of Common Stock issuable pursuant to the Director Stock Plan.

(13) Reflects shares of Common Stock owned by the Oaktree Fund and also shown as beneficially owned by Oaktree. To the extent that Mr. Kaplan, as a principal of Oaktree, participates in the process to vote or dispose of any such shares, he may be deemed under such circumstances for the purpose of Section 13 of the Exchange Act to be the beneficial owner of such shares of Common Stock. Mr. Kaplan disclaims beneficial ownership of such shares of Common Stock. Does not include 996 shares of Common Stock issuable pursuant to the Director Stock Plan.

(14) Does not include 498 shares of Common Stock issuable pursuant to the Director Stock Plan.

(15)    See notes (5) through (14) above.

EXECUTIVE OFFICERS

         In addition to Mr. Reilly and Mr. Mihaly, the following persons are executive officers of the Company:

         J. Mitchell Dolloff became Vice President, General Counsel and Director of Investor Relations of the Company and UnionTools in June 1997. From October 1991 to June 1997, Mr. Dolloff was an associate attorney at Gibson, Dunn & Crutcher LLP.

         James B. Farland became Vice President Sales and Marketing of UnionTools in March 1992. From October 1990 to March 1992, Mr. Farland was Vice President National Accounts of Poulan/Weedeater. From March 1988 to October 1990, Mr. Farland was Vice President Sales and Marketing of Allegratti Co. until its acquisition by Poulan/Weedeater.

         Thomas A. Hyrb became Vice President Operations of UnionTools in August 1991. From September 1982 to July 1991, Mr. Hyrb was Director of Quality Assurance and Plant Manager of True Temper Hardware Company, Inc. From May 1966 to August 1982, Mr. Hyrb held various manufacturing and engineering management positions with Clarke (a division of McGraw Edison), Roper Corporation and Allis Chalmers.

         Stephen M. Kasprisin became Chief Financial Officer and Vice President of the Company in February 1989 and Chief Financial Officer and Vice President of UnionTools in January 1994. From January 1981 to February 1989, Mr. Kasprisin held various financial positions with certain private enterprises. From June 1976 to January 1981, Mr. Kasprisin was employed by Coopers & Lybrand, certified public accountants.

         Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Company.

EXECUTIVE COMPENSATION

        The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the Company's other most highly compensated executive officers whose annual salary and bonus during Fiscal 1997 exceeded $100,000 (the "Named Executive Officers"). Mr. Mihaly's cash compensation was paid by the Company. All other compensation was paid by UnionTools.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                       --------------
                                                                                            AWARDS
                                                                                         SECURITIES
                                                                                         UNDERLYING         ALL OTHER
                                                        SALARY            BONUS           OPTIONS         COMPENSATION
   NAME AND PRINCIPAL POSITION          YEAR             ($)               ($)              (#)            ($)(1)(2)(3)
---------------------------------    -----------    -------------    --------------    --------------    ---------------
GABE MIHALY                               1997           $299,269          $198,890            20,325            $93,628
President and Chief Executive             1996            286,461            14,000                --             22,706
Officer of the Company and
Union Tools

                                                                                ---                      ---------------
JAMES B. FARLAND                          1997            179,614            26,942            10,150             11,101
Vice President Sales and                  1996            171,592            49,450                --             19,360
Marketing of Union Tools

                                                                                ---                      ---------------
THOMAS A. HYRB                            1997            169,830            25,475            10,150              9,850
Vice President of Operations of           1996            151,335            46,500                --             60,383
UnionTools

                                                                                ---                      ---------------

STEPHEN M. KASPRISIN                      1997            169,252            25,388            10,150             10,623
Chief Financial Officer and Vice          1996            154,530            46,359                --             21,999
President of the Company and
Union Tools

----------------------

(1) Amounts shown include matching benefits paid under the Company's defined contribution 401(k) plan and other miscellaneous cash benefits, but do not include retirement benefits under the Company's Salaried Employee Pension Plan or Supplemental Pension Plan. See "Pension Plans."

(2) Amounts shown for fiscal 1996 include the following: (a) $4,500 of matching benefits paid under the Company's defined contribution 401(k) plan for each of Messrs. Mihaly, Farland, Hyrb and Kasprisin; (b) $9,720, $9,890, $8,631 and $10,122 paid by the Company to Messrs.
         Mihaly, Farland, Hyrb and Kasprisin, respectively, for car allowances;
         (c) $2,553 paid by the Company with respect to supplementary life insurance for the benefit of Mr. Mihaly; and (d) $43,454 paid by the Company to Mr. Hyrb with respect to relocation expenses.

(3) Amounts shown for fiscal 1997 include the following: (a) $6,210, $5,683, $5,642 and $5,639 of matching benefits paid under the Company's defined contribution 401(k) plan for Messrs. Mihaly, Farland, Hyrb and Kasprisin, respectively; (b) $80,976 for Mr. Mihaly with respect to accelerated vesting of in-the-money stock options; and (c) $2,553 paid by the Company with respect to supplementary life insurance for the benefit of Mr. Mihaly.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning the grant of stock options to the Named Executive Officers during Fiscal 1997.


                                                       Individual Grants (1)
-------------------------------------------------------------------------------------------------------------------------------

                               NUMBER OF
                              SECURITIES        % OF TOTAL                                       POTENTIAL REALIZABLE VALUE AT
                              UNDERLYING     OPTIONS GRANTED                                        ASSUMED ANNUAL RATES OF
                                OPTIONS      TO EMPLOYEES IN      EXERCISE      EXPIRATION       STOCK PRICE APPRECIATION FOR
           NAME               GRANTED (#)      FISCAL YEAR      PRICE ($/SH)        DATE              OPTION TERMS (2)(3)
           ----               -----------     -------------     ------------       ------        ------------------------------
                                                                                                      5%($)            10%($)
                                                                                                      -----            ------
Gabe Mihaly................      81,300           24.7%            $14.00        6/24/2004           $231,705         $539,832
James B. Farland...........      40,600            12.3             14.00        6/24/2004            115,710          269,584
Thomas A. Hyrb.............      40,600            12.3             14.00        6/24/2004            115,710          269,584
Stephen M. Kasprisin.......      40,600            12.3             14.00        6/24/2004            115,710          269,584

----------------------

(1)      This table covers the period from August 3, 1996 to August 1, 1997.

(2) The dollar amounts in these columns are the product of (a) the difference between (1) the product of the per share market price at the date of grant and the sum of 1 plus the assumed rate of appreciation (5% and 10%) compounded over the term of the option (seven years) and
         (2) the per share exercise price and (b) the number of shares underlying the grant.

(3) The appreciation rates stated are arbitrarily assumed and may or may not reflect actual appreciation in the stock price over the life of the option. Regardless of any theoretical value which may be placed on a stock option, no increase in its value will occur without an increase in the value of the underlying shares. Whether such an increase will be realized will depend not only on the efforts of the recipient of the option, but also upon conditions in the Company's industry and market area, competition and economic conditions, over which the optionee may have little or no control.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

           The following table provides certain information regarding the number and value of stock options held by the Company's Named Executive Officers at August 1, 1997.


                                SHARES                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED LE
                               ACQUIRED                        UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT FISCAL
                                  ON           VALUE        OPTIONS AT FISCAL YEAR-END (#)          YEAR-END ($)(2)
                               EXERCISE       REALIZED    -------------------------------           ---------------
           NAME                   (#)          ($)(1)       EXERCISABLE UNEXERCISABLE          EXERCISABLE UNEXERCISABLE
          ------                 -----         -------    --------------- --------------    ---------------- -------------

Gabe Mihaly                        0            $ 0            43,461           60,975          $240,961             $ 0
James B. Farland                   0              0            10,150           30,450                 0               0
Thomas A. Hyrb                     0              0            10,150           30,450                 0               0
Stephen M. Kasprisin               0              0            10,150           30,450                 0               0

--------------------

(1) Value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without consideration for any taxes or brokerage expenses which may have been owed.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at year end ($13.44 based on the average of the high and low sale prices on August 1, 1997). An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

PENSION PLANS

      UnionTools maintains six noncontributory defined benefit pension plans covering substantially all of the hourly employees of the Company. UnionTools also maintains a noncontributory defined benefit pension plan covering salaried, administrative and supervisory employees of the Company (the "Salaried Employee Pension Plan") and a supplemental noncontributory defined benefit pension plan covering certain senior executive officers of the Company (the "Supplemental Pension Plan").

      The following table sets forth the estimated annual benefits payable upon retirement under the Salaried Employee Pension Plan based on retirement at age 65 and fiscal 1997 covered compensation.

                                                               YEARS OF SERVICE
                                                               ----------------
REMUNERATION(1)                    15               20                25               30                35
---------------                    --               --                --               --                --

$125,000                        $42,187          $56,250           $70,313           $70,313          $70,313
 150,000 and above               50,625           67,000            84,375            84,375           84,375
---------------------------

(1)   Based on final earnings.

         For each of the Company's Named Executive Officers, the Salaried Employee Pension Plan covers total compensation as listed in the summary compensation table, but limited to $150,000 as required by the Employee Retirement Income Security Act of 1974. Messrs. Mihaly, Farland, Hyrb and Kasprisin have credited service of approximately 6, 5, 5 and 8 years, respectively, under the Salaried Employee Pension Plan. Benefits under the Salaried Employee Pension Plan are based on years of credited service and final earnings (the highest average monthly earnings over any 60 consecutive calendar month period in the 120 calendar months preceding retirement or termination of employment). Monthly benefits are paid under the Salaried Employee Pension Plan in an amount equal to 2.25% of the employees' final earnings multiplied by the lesser of 25 years or the total number of years of credited service. Benefits under the Salaried Employee Pension Plan for credited years of service prior to 1993 were determined pursuant to a formula that yielded slightly lower benefits. Accordingly, actual benefits for each of the Named Executive Officers are slightly lower than the amounts indicated in the foregoing table. Benefits under the Salaried Employee Pension Plan are not subject to any offset.

         The following table sets forth the estimated annual benefits payable upon retirement under the Supplemental Pension Plan based on retirement at age 65 and fiscal 1997 covered compensation.

                                                               YEARS OF SERVICE
REMUNERATION(1)                    15               20                25               30                35
---------------                    --               --                --               --                --

$175,000                        $ 8,437         $ 11,250          $ 14,063          $ 14,063         $ 14,063
 200,000                         16,875           22,500            28,125            28,125           28,125
 225,000                         25,313           33,750            42,188            42,188           42,188
 250,000                         33,750           45,000            56,250            56,250           56,250
 300,000                         50,625           67,500            84,375            84,375           84,375
 400,000                         84,375          112,500           140,625           140,625          140,625
-----------------------

(1)      Based on final earnings.

         For Mr. Mihaly, the Supplemental Pension Plan covers compensation as listed in the summary compensation table above $150,000. Mr. Mihaly has credited service of approximately 6 years under the Supplemental Pension Plan. Benefits under the Supplemental Pension Plan are based on years of credited service and final earnings (the highest average monthly earnings over any 60 consecutive calendar month period in the 120 calendar months preceding retirement or termination of employment). Monthly benefits are paid under the Salaried Employee Pension Plan in an amount equal to 2.25% of the employees' final earnings (as described above) multiplied by the lesser of 25 years or the total number of years of credited service. Benefits under the Supplemental Pension Plan are not subject to any offset.

AGREEMENTS WITH KEY EMPLOYEES

         In May 1997, the Company entered into an employment agreement with Mr. Mihaly which provides for his employment as the President of the Company and the President and Chief Executive Officer of UnionTools. The agreement has a five year term and automatically is extended for successive one-year periods thereafter unless notice is given at least 90 days, if by Mr. Mihaly, or one year, if by the Company, prior to expiration of the then-current term. Mr. Mihaly's employment agreement provides for a base salary of $296,181 per year, a bonus of $260,000 if Mr. Mihaly is employed by the Company on January 5, 1998, an annual cash bonus in an amount to be determined by the Board of Directors of the Company and certain additional benefits, including participation in pension, health and other employee benefits plans of the Company. Mr. Mihaly's employment agreement provides that if the term of the agreement is not extended by the Company, the Company is required to make a lump sum payment to Mr. Mihaly in an amount equal to his then-current base salary. Mr. Mihaly's employment agreement also provides that if Mr. Mihaly's employment is terminated by the Company without cause (as defined in the agreement) or if Mr. Mihaly resigns due to a material diminution in his responsibilities or a material breach by the Company of its obligations under the agreement (collectively, "Termination"), the Company is required to make a lump sum payment to Mr. Mihaly in an amount equal to the full cash compensation due through the remaining term of the agreement (the "Remaining Salary"). In addition, Mr. Mihaly will be treated for purposes of pension and related plans as having been employed by the Company through the end of the then-current term of the agreement. If such Termination occurs within two years following a change in control of the Company (as defined in the agreement), the Company also is required to pay to Mr. Mihaly an amount equal to the difference between (i) three times the highest aggregate annual compensation (including salary, bonuses and incentive payments) includable in gross income paid to Mr. Mihaly during any one of the three taxable years preceding the date of the Termination and (ii) the Remaining Salary.

         In May 1997, the Company also entered into agreements with each of Messrs. Farland, Hyrb and Kasprisin which provide that following the Termination of such officers' employment with the Company, the Company will pay to such employee an amount equal to the highest aggregate annual compensation (including salary, bonuses and incentive payments) includable in gross income paid to such employee during any one of the three taxable years preceding the date of his Termination. If such Termination occurs within two years following a change in control of the Company (as defined in such agreement), the Company also is required to pay to such employee an amount equal to two times the amount described in the preceding sentence. In June 1997, the Company entered into an agreement with Mr. Dolloff on the same terms.

         The following Compensation Committee Report and Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Management Development and Compensation Committee of the Board of Directors of the Company (the "Committee") was formed in March 1997. The Committee consists entirely of non-employee directors. The Committee is responsible for the development of the Company's executive compensation policies and the application of such policies to the compensation of executive officers. The Committee's compensation philosophy is that compensation must (a) be competitive with similar companies in order to attract, motivate and retain the managers necessary to lead and grow the Company's business and (b) provide strong incentives for key managers to achieve the Company's goals.

FISCAL 1997 COMPENSATION

         Many of the elements of the fiscal 1997 cash compensation of the Company's executive officers were established prior to the formation of the Committee. Cash compensation for executive officers of the Company for fiscal 1997 consisted of (i) base salaries, (ii) performance based incentive compensation bonuses and (iii) discretionary bonuses.

         The base salaries of Messrs. Mihaly, Farland, Hyrb and Kasprisin for fiscal 1997 were established pursuant to pre-existing employment agreements between such officers and the Company. In May 1997, each such employment agreement was terminated and those employment agreements were replaced with the agreements described under the caption "Agreements with Key Employees" above. That change did not alter the base salary of any of Messrs. Mihaly, Farland, Hyrb and Kasprisin.

         In August 1996, the Board of Directors of the Company adopted certain performance targets for fiscal 1997 for operating income and operating cash flow which, if achieved, would have resulted in cash bonuses to Messrs. Farland, Hyrb and Kasprisin in amounts up to 35% of their base salaries. Based on the Company's actual fiscal 1997 operating income and operating cash flow, no such bonuses were paid.

         In January 1997, the Board of Directors awarded to Mr. Mihaly a discretionary cash bonus of $140,000 in recognition of his historical performance, including the development and execution of the Company's business and growth strategies. Mr. Mihaly had not received a cash bonus in any of the preceding three years.

         In October 1997, the Committee awarded discretionary cash bonuses to Messrs. Mihaly, Farland, Kasprisin and Hyrb in an amount equal to 15% of each such executive officer's base salary. These bonuses were awarded in recognition of the performance of the Company's executive officers during fiscal 1997, particularly with regard to the Company's sales and marketing efforts and new product development, the disposition of the Company's non-lawn and garden businesses and the completion of the Company's initial public offering of common stock. In calculating the discretionary bonuses, the Committee also considered work performed for it by Ernst & Young LLP, which was employed to survey comparable salaries and total cash compensation for executive officer positions for similarly situated companies.

         During fiscal 1997, upon the completion of the Company's initial public offering of its common stock, the Committee awarded to the Company's executive officers and other key employees equity-based incentive compensation in the form of stock options. The Committee believes that equity-based compensation encourages performance that enhances stockholder value. In the aggregate, options exercisable for approximately five percent of the outstanding common stock of the Company were awarded, with individual awards based on performance, responsibility level and actual and potential contribution to the Company's business. The exercise price for each option granted was equal to the fair market value of the common stock on the date of grant (the public offering price of $14.00 per share). These stock options utilize vesting periods to encourage the retention of executive officers.

DEVELOPMENT OF FISCAL 1998 COMPENSATION PROGRAMS

         The Committee is in the process of implementing a new compensation program for fiscal 1998 and has retained Ernst & Young LLP to assist it in this task. A primary goal of the new compensation program will be to link executive officer compensation to performance which enhances stockholder value.

         The Budget Reconciliation Act of 1993 amended the Internal Revenue Code to add Section 162(m) ("Section 162(m)") which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. Generally, the Committee intends that compensation paid to covered employees shall be deductible to the fullest extent permitted by law.


                                   MANAGEMENT DEVELOPMENT AND COMPENSATION
                                   COMMITTEE

                                       William W. Abbott, Chairman
                                       Stephen A. Kaplan
                                       Conor D. Reilly

                                PERFORMANCE GRAPH

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, THE NASDAQ STOCK MARKET - US INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

         The following Performance Graph compares the performance of the Company with that of the Nasdaq Stock Market - US Index and the Nasdaq Non-Financial Index, which is a published industry index. The comparison of the cumulative total return to stockholders for each of the periods assumes that $100 was invested on June 24, 1997 (the effective date the Company's Common Stock began trading on the Nasdaq National Market), in the Common Stock of the Company, and in the Nasdaq Stock Market - US Index and the Nasdaq Non-Financial Index and that all dividends were reinvested.


                 COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN*
        AMONG ACORN PRODUCTS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

                                     [Graph]

                                        6/24/97             6/97                7/97
                                        -------             ----                ----

ACORN PRODUCTS INC.                       100               100                 96
THE NASDAQ STOCK MARKET (U.S.)            100                99                110
THE NASDAQ NON-FINANCIAL                  100                96                107


* $100 INVESTED ON 6/24/97 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS FISCAL YEAR ENDING JULY 31.





                         Graph produced by research    27-October 97
                                                       7677UACR
                                       13

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to March 1997, the Company did not have a compensation committee. The full Board of Directors of the Company participated in deliberations concerning compensation of executive officers of the Company prior to formation of the Compensation Committee. None of the executive officers of the Company served on the Board of Directors or on the Compensation Committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

         TRANSACTIONS BETWEEN DIRECTORS, EXECUTIVE OFFICERS AND THE COMPANY

         In December 1993 and May 1994, the Company issued subordinated promissory notes (the "Subordinated Notes") in the aggregate principal amount of approximately $31.4 million to several investment funds and accounts (the "TCW Funds") managed by affiliates of The TCW Group, Inc. In August 1996, the Company issued 100 shares of Series A Preferred Stock to the TCW Funds as payment in full of accrued interest on the Subordinated Notes for fiscal 1995 and fiscal 1996. In July 1997, the Company used $9.6 million of the proceeds from its initial public offering to redeem the Series A Preferred Stock and pay accumulated dividends thereon and $11.0 million of the proceeds from its initial public offering to repay a portion of the Subordinated Notes and accrued interest thereon. The remaining $24.0 million aggregated principal amount of the Subordinated Notes was exchanged for 1,716,049 shares of Common Stock.

         In December 1996, the Company issued a subordinated promissory note to the TCW Funds in the aggregate principal amount of $6 million and bearing interest at a rate of 13% per year as bridge financing. In December 1996, the Company paid $6.3 million to the TCW Funds in prepayment of the subordinated promissory note, accrued interest thereon and a $180,000 facility fee.

         Conor D. Reilly, Chairman of the Board of the Company and a director of the Company and UnionTools, is a partner in the law firm of Gibson, Dunn & Crutcher LLP. The Company paid fees of approximately $1.7 million to Gibson, Dunn & Crutcher LLP in Fiscal 1997.

         In January 1994, Mr. Mihaly, the President, Chief Executive Officer and a director of the Company and UnionTools, received a loan from UnionTools in the aggregate principal amount of $245,000. The loan matures in January 1998, bears interest at an annual rate of 5.34% and is secured by a pledge of Common Stock. The principal of, and accrued interest on, the loan becomes due upon the occurrence of certain events, including voluntary termination of Mr. Mihaly's employment with the Company.

RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Ernst & Young LLP as independent certified public accountants to examine and report on the Company's financial statements for the current fiscal year and to perform other appropriate audit, accounting and consulting services. Ernst & Young LLP also acted in this capacity for the fiscal year ended August 1, 1997.

         Although the Delaware General Corporation Law does not require the selection of independent certified public accountants to be submitted to a vote by stockholders, the Board believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of Ernst & Young LLP as independent accountants for the 1998 fiscal year.

         It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

         The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present in person or represented by proxy is required for ratification.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and greater than 10% stockholders to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission ("SEC"). Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports, the Company believes that all reporting persons complied with all filing requirements during the year ended August 1, 1997.

PROPOSALS BY STOCKHOLDERS FOR 1998 ANNUAL MEETING

         If any stockholder of the Company wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Company to be held in 1998, the proposal must be received by the Secretary of the Company at the principal executive offices of the Company, 500 Dublin Avenue, Columbus, Ohio 43215 prior to the close of business on September 1, 1998. Any proposal submitted after that date may be omitted by the Company from the Proxy Statement and form of proxy relating to that meeting.

OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the stockholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

         The Company's 1997 Annual Report to Stockholders, including financial statements, was furnished to stockholders prior to or concurrently with the mailing of this proxy material.

                                     By Order of the Board of Directors,

                                     J. Mitchell Dolloff
                                     Secretary

                             ACORN PRODUCTS, INC.
                              500 DUBLIN AVENUE
                             COLUMBUS, OHIO 43215

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 9, 1997


        The undersigned hereby appoints J. Mitchell Dolloff and Stephen M. Kasprisin, or either of them, my attorneys and proxies, with full power of substitution, to vote at the annual meeting of stockholders of said corporation to be held at the Hyatt Regency, 350 North Street, Columbus, Ohio on Tuesday, December 9, 1997, and any adjournment thereof, with all of the powers I would have if personally present for the following purposes:

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

A  [X] Please mark your
       votes as in this
       example

                 FOR ALL NOMINEES   WITHOUT AUTHORITY
                  LISTED A RIGHT       TO VOTE FOR
                (EXCEPT AS MARKED     ALL NOMINEES
                 TO THE CONTRARY)    LISTED AT RIGHT

 1. THE ELECTION       [ ]                [ ]       Nominees: William W. Abbott
    OF DIRECTORS                                              Matthew S. Barrett
                                                              Stephen A. Kaplan
                                                              John. I. Leahy
 (INSTRUCTIONS: Do not check "WITHOUT AUTHORITY"              Gabe Mihaly
 to vote for only certain individual nominees. To             Conor D. Reilly
 withhold authority to vote for any (individual nominee, strike a line through the nominee's name at right and check "FOR")


                                        FOR    AGAINST    ABSTAIN
2. RATIFICATION OF ERNST & YOUNG LLP    [ ]      [ ]        [ ]
   AS AUDITORS FOR THE 1998 FISCAL
   YEAR.

3. TO TRANSCRIPT SUCH OTHER BUSINESS AS MAY PROPERLY COME
   BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders elected November 6, 1997, the Proxy Statement furnished therewith, and the Annual Report to Stockholders of the Company for the fiscal year ended August 1, 1997. Any proxy heretofore given to vote said shares is hereby revoked.

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Signature)                (Signature)                   Dated:             1997
           ----------------            ------------------       ------------
Note: Signature(s) must agree with the names(s) printed on this Proxy. If shares are registered in two names, both stockholders should sign this Proxy.
If signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such.